Exhibit 16.1

Tel: +44 (0)20 7486 5888	55 Baker Street
Fax: +44 (0)20 7487 3686	London W1U 7EU
DX 9025 West End W1 www.bdo.co.uk

Securities and Exchange Commission	November 16, 2023

100 F Street N.E.

Washington, D.C. 20549

United States of America

Dear Sirs

We have been furnished with a copy of the “Change in Registrant’s Certifying Accountant” sub- section within the Additional Information section of Form F-4 for the event that occurred on May 1, 2023, to be filed by CorpAcq Group Plc, in relation to CorpAcq Holdings Limited and its predecessor CorpAcq Limited. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO LLP

BDO LLP

BDO LLP, a UK limited liability partnership registered in England and Wales under number OC305127, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms. A list of members’ names is open to inspection at our registered office, 55 Baker Street, London W1U 7EU. BDO LLP is authorised and regulated by the Financial Conduct Authority to conduct investment business